EXHIBIT 99.1

Release    News Release    News Release    News Release    News Release    News

[LOGO OF AMERICAN EXPRESS COMPANY]                      American Express Company
                                                        200 Vesey Street
                                                        World Financial Center
                                                        New York, NY 10285

Contacts:                                       Media:  Michael O'Neill
---------                                               212-640-5951
                                                        mike.o'neill@aexp.com

                                   Investors/Analysts:  Ronald Stovall
                                                        212-640-5574
                                                        ronald.stovall@aexp.com



FOR IMMEDIATE RELEASE

                      STRESS TEST FINDS "NO CAPITAL NEED"

   Indicates Ability to Generate Earnings under Prolonged Adverse Conditions
          Company Files for Permission to Repay Government Investment


New York - May 7, 2009 -- American Express said today that it has received a final report from the Federal Reserve which concludes that there would be "no capital need" under the assumptions used by the Supervisory Capital Assessment Program.(1)

The assessment, or stress test, confirms the strength of the company's financial position, indicating that American Express:

       o had a year-end 2008 Tier One Common Risk-based ratio of 9.7 percent, one of the highest in the industry. That translates into a capital level approximately $6 billion above the regulatory benchmark of 4.0 percent.

       o had a year-end 2008 Tier One Risk-Based Capital ratio of 9.7 percent -- or 13.0 percent on a pro forma basis reflecting the issuance of preferred shares in January as part of the Capital Purchase Program
         (CPP).

       o would generate earnings in 2009-10 even under the `more adverse scenario' used by the regulators.

"We believe our strong capital base gives us the resources to accommodate the spending needs of our creditworthy consumer, small business and corporate cardmembers," said Kenneth I. Chenault, chairman and chief executive officer, American Express Company.

"Based on the results of the test, we have filed a request with the Federal Reserve Board of Governors and the Department of the Treasury to repay the $3.4 billion of preferred shares issued to the Treasury," said Mr. Chenault.

In accordance with the guidance of our bank regulators, the company would be required to issue long term debt in the public markets that is not backed by government guarantees, prior to or at the time the preferred shares would be repurchased.


------------
(1) Estimates reported by the Federal Reserve represent values for a hypothetical `what if' scenario and are not forecasts.


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
"We've always viewed CPP as a temporary program, and we believe that repaying the investment at this time is not only in the best interest of American Express shareholders, but also good public policy," Mr. Chenault said.


CPP was established last year at a time of extraordinary stress in the financial system and designed to ensure that participating banks were in a position to provide access to the credit facilities that are needed to help get the economy back on its feet.

Since then, financial markets have become more stable, and American Express has made substantial progress in adapting to a very difficult economic environment.

"At a time when some parts of the card industry were incurring substantial losses, the diversity of our payments businesses has allowed us to remain solidly profitable, strengthen our capital ratios and maintain our commitment to world-class customer service," said Mr. Chenault. "Moreover, we have broadened our funding activities with more than $17 billion of retail deposits outstanding and have $25 billion of excess cash and marketable securities on hand - well above our projected funding needs for the next 12 months.

"While we continue to be very cautious about the economic environment, we believe that we will be able to continue authorizing credit responsibly and contribute to an economic recovery in the U.S. after repaying the CPP investment."

About American Express
American Express Company is a leading global payments and travel company founded in 1850. For more information, visit www.americanexpress.com.

                                     ####


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
Forward Looking Statements:

THIS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS, WHICH ADDRESS THE COMPANY'S EXPECTED BUSINESS AND FINANCIAL PERFORMANCE, AMONG OTHER MATTERS, CONTAIN WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: THE COMPANY'S ABILITY TO GENERATE EARNINGS AND CONTINUE TO STAY PROFITABLE IN THE PERIOD 2009 - 2010, WHICH WILL DEPEND IN PART ON CARDMEMBER SPENDING AND CREDIT PERFORMANCE, THE SUCCESS OF THE COMPANY'S REENGINEERING INITIATIVES AND THE SEVERITY OF THE ECONOMIC ENVIRONMENT; THE COMPANY'S ABILITY TO MAINTAIN SUFFICIENT CAPITAL LEVELS TO ENABLE IT TO ACCOMMODATE THE SPENDING NEEDS OF ITS CUSTOMERS, WHICH LEVELS CAN BE IMPACTED BY THE COMPANY'S NET INCOME IN EXCESS OF ITS DIVIDENDS, ACQUISITIONS, BUSINESS GROWTH AND MIX, AMONG OTHER FACTORS; THE COMPANY'S ABILITY TO ISSUE IN THE FUTURE LONG TERM DEBT IN THE PUBLIC MARKETS, WHICH WILL DEPEND IN PART ON INVESTOR DEMAND AND MARKET CONDITIONS AT THE TIME; AND THE COMPANY'S ABILITY TO SATISFY ITS OVERALL LIQUIDITY NEEDS, WHICH WILL DEPEND IN PART ON THE ABILITY OF THE COMPANY TO CONTINUE TO GROW ITS BROKERED RETAIL DEPOSIT PROGRAMS AND THE IMPLEMENTATION OF ITS DIRECT DEPOSIT INITIATIVE, AS WELL AS CREDIT RATINGS, MARKET CAPACITY, INVESTOR PERCEPTION OF THE COMPANY AND OF THE FINANCIAL INDUSTRY GENERALLY, AND THE DEMAND FOR THE COMPANY'S SECURITIES; AND THE COMPANY'S ABILITY TO MANAGE CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANTS AND OTHER CREDIT TRENDS, WHICH WILL DEPEND IN PART ON (I) THE ECONOMIC ENVIRONMENT, INCLUDING, AMONG OTHER THINGS, THE HOUSING MARKET, THE RATES OF BANKRUPTCIES AND UNEMPLOYMENT, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS, (II) THE EFFECTIVENESS OF THE COMPANY'S CREDIT MODELS AND (III) THE ULTIMATE OUTCOME OF CERTAIN PROPOSED LEGISLATIVE INITIATIVES AFFECTING THE CREDIT CARD BUSINESS. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2009, AND THE COMPANY'S OTHER REPORTS FILED WITH THE SEC.


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